CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into on August 14, 2010 by Hyperdynamics Corporation (the “Company”) and William A. Young (“Consultant” or “Mr. Young”).  The Company and the Consultant may be referred to herein collectively as “Parties” and singularly as “Party”.

WHEREAS, the Company and Mr. Young have executed an Employment Agreement dated November 24, 2009 (“Employment Agreement”); and

WHEREAS, the Company and Mr. Young desire to define their respective rights and obligations under a consulting arrangement;

NOW, THERFORE, in consideration of the mutual promises, warranties and representations hereinafter set forth, the Parties agree as follows:

1.	Conversion of Role.

(a)           The Parties agree that Mr. Young’s role as Executive Vice President of Commercial Affairs and officer of Hyperdynamics Corporation shall terminate at 11:59PM (Central Daylight Time) on September 30, 2010 (unless terminated by either Party prior to such time pursuant to the terms of the Employment Agreement) at which time he shall become a consultant of the Company under the terms set forth herein.  The Company and Mr. Young shall agree upon in advance the text of, and shall issue on a timely basis, an appropriate announcement describing the change to his role.  In addition, the Company shall make any required filings with the U.S. Securities and Exchange Commission.  The Company confirms that Mr. Young will remain fully covered by the Directors and Officers insurance policy maintained by the Company for the period of time he served as an officer of Hyperdynamics Corporation.

(b)           During the period August 21, 2010 through September 30, 2010, inclusive, Mr. Young shall be allowed to work in locations away from the Company’s Houston headquarters, provided that prior to October 1, 2010, he shall make no more than one (1) trip to the Houston office (or other location specified by the Company) on mutually agreed timing.  Mr. Young shall remain in close contact with the Houston office, including with Hyperdynamics Corporation’s Chief Executive Officer, to work effectively and diligently on the Company’s business objectives.

(c)           The terms of the Employment Agreement, which do not conflict with the foregoing provisions, shall remain in effect through September 30, 2010, or such earlier date as Mr. Young’s full-time employment with the Company may end.

2.	Duties of Consultant.

(a)           Consultant shall report to the Chief Executive Officer and shall perform the following services (“Services”) on behalf of the Company: advise on negotiations with potential farm-in candidates and work with management to conclude definitive agreements; advise on negotiations with governments to establish or renegotiate contractual arrangements; work with senior Company management to identify, evaluate and conclude diversification opportunities for the Company; advise on the Company’s strategies and plans; provide advice and support to the Company’s Executive Council; mentor the Director of Commercial and Legal Affairs; and provide advice and assistance on such other matters as the Chief Executive Officer may from time to time request.  All of the Services shall be performed solely by the consultant and shall not be delegated or assigned to any person not in the employment of the Company.  The Consultant shall use reasonable efforts to travel at the request of the Chief Executive Officer as and when required except that the Consultant shall not be required to do so for more than 7 business days per month.

(b)           Consultant shall perform the Services in good faith, diligently, and shall make reasonable efforts to make himself available to respond to the Company’s request for his services, it being understood that Consultant is or may become engaged in business activities for others. However, Consultant shall not perform Services in support of projects or businesses which directly compete with the Company. Consultant shall not act or communicate in a manner that disparages the Company’s reputation or relationships.

(c)           There is no minimum amount of time that Consultant is required to devote to performing the Services, and the Company’s determination whether to use Consultant’s Services for one or more projects shall be at the Company’s discretion.

3.  Representations and Understandings.

(a)           Consultant warrants, represents and acknowledges that Consultant has not been investigated regarding, convicted of, or pleaded guilty to any charge involving fraud, corruption, tax evasion, theft or larceny, securities violations or breach of contract in any jurisdiction.

(b)           CONSULTANT MAKES NO REPRESENTATION OR WARRANTY AS TO ACCURACY, COMPLETENESS OR RELIABILITY OF HIS SERVICES. CONSULTANT MAKES NO REPRESENTATION OR WARRANTY REGARDING THE USE BY THE COMPANY, OF HIS SERVICES, OR THE RESULTS OF SUCH USE.

4.           Independent Contractor. Consultant shall perform all Services as an independent contractor, following conversion of his role from Executive Vice President of Commercial Affairs to Consultant (the “Conversion”), and will not become an employee of Company.  Consultant shall disclose his relationship with Company to all third parties with whom he deals in performance of the Services. Consultant shall not be entitled to any benefit which Company may provide for its employees.  Consultant is solely responsible for all tax returns and tax payments required that are related to the Company’s payments to him for Services pursuant to this Agreement.

5.           Term of Consultancy.  Following Conversion, the term of this Agreement shall extend through  December 31, 2010 (such period, and any extensions thereto, being referred to as the “Consultation Periods”), unless sooner terminated in accordance with the provisions of Section 8.

6.           Compensation and Reimbursement.

(a)           No later than the tenth day of each month, the Consultant shall deliver to the Company an invoice for the immediately preceding month.  The invoice shall provide a detailed description of the Services, hours billed to the Company with respect to such Services by date, and any reimbursable expenses incurred in the conduct of the Services.

(b)           Company shall pay Consultant an hourly fee of U.S. $175.00, payable in cash no later than 30 days after receipt of the monthly invoice submitted by the Consultant.

(c)           Company shall pay or reimburse Consultant for all necessary and reasonable out-of-pocket expenses incurred or paid by Consultant in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Consultant, and otherwise in accordance with the Company procedures from time to time in effect.

(d)           The foregoing provides the entire compensation, including expenses incurred by the Consultant in the performance of Services required under this Agreement, and is in full discharge of any and all liabilities in contract or otherwise with respect to all Services rendered by Consultant. Consultant shall pay any taxes from any jurisdiction on payments made under this Agreement.

7.           Confidentiality.  Consultant shall keep confidential all proprietary information provided by Company or any of its affiliates or developed by Consultant hereunder during the Consultation Period and for three years thereafter.  Such information shall be the property of Company or the appropriate affiliate.  Consultant shall not disclose such information to any third party except with Company’s prior written consent.  This obligation shall not apply to information which is or becomes part of the public knowledge from a source other than Consultant.  Consultant may not make any announcement or release any information with respect to this Agreement or Services, without Company’s prior consent.   Upon termination of the Agreement or upon request of Company, Consultant shall return to Company all materials furnished by Company or any affiliate, and Consultant shall surrender all information or data developed by Consultant hereunder, unless otherwise agreed by Consultant and Company.  Company may disclose this Agreement, including the compensation provisions, to whomever Company determines has a legitimate need to know such terms, including, without limitation, the government of the United States.  The obligations in this Article 7 shall survive termination of this Agreement.

8.           Termination.  Following Conversion, either Party may terminate this Agreement by giving written notice to the other of such termination.  Notice of termination shall not affect the Company’s obligation to pay for Services provided prior to the notice of termination.  The Agreement may be extended for sequential periods of 3 months in duration by mutual consent of the Company and the Consultant.

9.           Options.  If this Agreement has not been terminated by the Consultant prior to December 31, 2010, then Consultant shall become entitled to retain 100,000 of the options, specified in the Employment Agreement, which vest when the share price averages $3.00 per share or more over five (5) consecutive trading days.  Mr. Young shall vest in those options set forth in the Employment Agreement which require continuous service of one (1) year as from the effective date of his employment (December 7, 2009) so long as he has not terminated this Agreement prior to December 7, 2010.

10.          Governing Law.  This Agreement and the rights and obligations of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Texas.

11.         Notices and Communications.  All notices, consents and other communications provided for herein shall be in writing and shall be properly given when delivered in person, by a recognized overnight courier service, or when sent by facsimile to the following addresses:  If to Company: 12012 Wickchester – Suite 475, Houston, Texas 77079, Telephone 713-353-9400, Facsimile 713-353-9421; Attention: Mr. Ray Leonard with a copy to Jason Davis at the same address.  If to Consultant: Mr. William A. Young, 104 Loch Vale Lane, Cary, NC 27518, Telephone 281-935-4345, with a copy to Mr. William A. Young, 1081 Ames Hill Road, Brattleboro, VT 05301, Telephone 802-254-2141.  Notices will be deemed effective upon delivery for personal delivery, and twenty four hours after transmission by facsimile.  Either Party may change the above addresses and numbers by giving written notice of the change to the other Party.

12.         Miscellaneous.

(a)           No amendments or other changes to this Agreement shall be effective or binding on a Party unless the same shall be in writing and signed by all Parties.

(b)           This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.  Execution may be evidenced by faxed signatures or electronic signatures with original signature pages to follow promptly.

(c)           This Agreement constitutes the entire agreement and understanding among the Parties, their officers and directors with respect to the subject matter hereof.  This Agreement supersedes all prior oral and written discussions, agreements and understandings relating to such subject matter.

(d)           No waiver by either Party of any default or breach by the other Party shall be construed as a waiver of any future default or breach.  No waiver of breach or default shall be implied from the acceptance of any payment or service.

(e)           In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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The Parties have executed this Agreement to be effective as of the day and year first above written.

HYPERDYNAMICS CORPORATION		EVP OF COMMERCIAL AFFAIRS / CONSULTANT

By:	/s/ Ray Leonard	/s/ William A. Young
Ray Leonard		William A. Young
Chief Executive Officer